Exhibit 10-a-1
FIRST AMENDMENT TO THE AMENDED AND RESTATED 2006 LONG-TERM INCENTIVES PLAN
Effective April 18, 2012, Sections 4(h)(i) and 4(h)(ii) of Rockwell Collins, Inc. 2006 Long-Term Incentives Plan, as amended and restated effective February 9, 2010, were amended in their entirety to read as follows:
h. Awards to Non-Employee Directors.

(i)
Initial Award. Subject to the provisions of Section 4(h)(v), each newly elected Non-Employee Director shall, as soon as practicable after initially becoming a member of the Board of Directors, be granted an Award of a number of Restricted Stock Units determined by dividing (A) the sum of (i) $100,000 (or such other amount determined by the Board of Directors) and (ii) $110,000 (or such other amount determined by the Board of Directors) multiplied by a fraction where the numerator is the number of days until the next Annual Meeting of Shareowners and the denominator is 365 by (B) the Fair Market Value on the date of such initial appointment and rounding up to the next highest whole number, with terms and conditions including restrictions as determined by the Board of Directors or the Committee. The restrictions on the Restricted Stock Units shall lapse and it is intended that the Restricted Stock Units shall be payable only upon permissible payment events under Section 409A or in a manner that meets the requirements of an exemption from Section 409A, as set forth in the applicable Award Agreement.

(ii)
Annual Award. Subject to the provisions of Section 4(h)(v), immediately following each Annual Meeting of Shareowners, each Non-Employee Director who is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting shall be granted an Award of a number of Restricted Stock Units determined by dividing $110,000 (or such other amount determined by the Board of Directors) by the Fair Market Value on the date of the Annual Meeting and rounding up to the next highest whole number, with terms and conditions including restrictions as determined by the Board of Directors or the Committee. The restrictions on the Restricted Stock Units shall lapse and it is intended that the Restricted Stock Units shall be payable only upon permissible payment events under Section 409A or in a manner that meets the requirements of an exemption from Section 409A, as set forth in the applicable Award Agreement.